Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2007, (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised)) accompanying the consolidated financial statements included in the Annual Report of Western Sizzlin Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Western Sizzlin Corporation and Subsidiaries on Forms S-8 (File No. 333-127523, File No. 333-67641 and File No. 333-118934).

/s/ Grant Thornton LLP

Greensboro, North Carolina
March 16, 2007